UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                        Date of Report: February 2, 2001



                       Commission File Number 333-93239-01




                       ENTERPRISE PRODUCTS OPERATING L.P.
             (Exact name of registrant as specified in its charter)




                DELAWARE                                 76-0568220
(State or other jurisdiction of                 (I.R.S. Employer Identification
     incorporation or organization)                                Number)



        2727 North Loop West
          Houston, Texas                                   77008
  (Address of principal executive                        (Zip Code)
               offices)



                                 (713) 880-6500
              (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

         The Limited Partner of the Company published a press release relating to its fourth quarter 2000 and fiscal 2000 earnings on January 30, 2001. The Company and its subsidiaries conduct substantially all of the business of the Limited Partner. The text of the press release is filed as exhibit 99.1 to this current report.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of business acquired.

              Not applicable.

(b)      Pro forma financial information.

              Not applicable.

(c)      Exhibits.

99.1     Press Release dated January 30, 2001.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ENTERPRISE PRODUCTS OPERATING L.P.

                                           By:   Enterprise Products GP, LLC,
                                                 its general partner




Date:  February 2, 2001                    By:   /s/ Michael J. Knesek
                                                 ------------------------------
                                                 Michael J. Knesek
                                                 Vice President, Controller, and
                                                 Principal Accounting Officer of
                                                 Enterprise Products GP, LLC

EXHIBIT 99.1

  Enterprise Reports Record Full-Year 2000 Earnings of $2.64 Per Diluted Unit;
                Fourth Quarter Earnings of $0.65 Per Diluted Unit

         Houston, Texas (Tuesday, January 30, 2001) - Enterprise Products Partners L.P. (NYSE: "EPD") today announced increased earnings and cash flow for the full-year and fourth quarter ending December 31, 2000. For the full-year 2000, Enterprise reported an 83% increase in net income to $220.5 million, or $2.64 per unit on a fully diluted basis, from full-year 1999 net income of $120.3 million, or $1.64 per unit.

         Cash flow for the full-year of 2000 increased by 75 percent to $292.9 million from $167.7 million in 1999. For 2000, this equates to $4.32 of cash flow per unit based on the weighted average common and subordinated units outstanding, which provides 206 percent coverage of the cash distributed to unitholders for 2000. The 16.5 million Special Units outstanding do not receive cash distributions until their conversion into common units, which occurs over the next three years. The cash flow generated during 2000 would have provided 166 percent coverage of the distribution requirement had the Special Units been eligible to participate in the distributions.

         Net income for the fourth quarter increased to $55.2 million, or $0.65 per unit on a fully diluted basis. This compares to net income of $54.3 million, or $0.66 per unit, for the fourth quarter of 1999. The average number of units outstanding, on a fully diluted basis, for the fourth quarter of 2000 was 84.2 million, versus 81.2 million for the same quarter of 1999.

         Enterprise generated $80.7 million of cash flow during the fourth quarter of 2000, or $1.19 per common and subordinated unit, a 27 percent increase versus $63.6 million of cash flow earned during the same quarter of 1999. This provided 216 percent coverage for the recently increased cash distribution rate of $0.55 per unit. The cash flow generated during the fourth quarter of 2000 would have provided 171 percent coverage of the distribution requirement had the Special Units been eligible to participate in the distribution.

         "We are extremely proud of our financial performance during 2000. The growth of our net income and cash flow is due to our focused, high-quality asset base and business expansion over the past eighteen months, which has benefited from a strong demand for NGLs. Our public partners had an excellent year, as Enterprise's partnership units returned approximately 81 percent in appreciation and cash distributions for the entire year of 2000," stated O.S. "Dub" Andras, President and Chief Executive Officer of Enterprise.

         "During 2000, we invested approximately $240 million in fee-based, NGL and propylene pipelines and related facilities. We broadened our base of assets on the Gulf Coast to include natural gas pipelines with the recent purchase of interests in five natural gas pipeline systems in the Gulf of Mexico for $112 million and our agreement to acquire Acadian Gas, LLC for $226 million. Including the Acadian acquisition, which is expected to close in the first quarter of 2001, Enterprise will have invested over $1.2 billion in midstream energy assets since our IPO in 1998," continued Andras.

         "One of our latest fee-based investments, the Lou-Tex NGL pipeline, which links major NGL markets in Louisiana and Texas, commenced operations in late-November and has immediately contributed earnings and cash flow at levels which have surpassed our expectations. The growth of our fee-based businesses has enabled us to achieve our goal of increasing our cash distribution rate to partners by 10 percent per year. We have accomplished this goal both in 1999 and 2000," stated Andras.

         "The combination of strong cash flows and a solid financial position provides us with significant financial flexibility in pursuing our objective of growing our asset base by $300 million per year while maintaining a solid investment grade balance sheet. During 2000, excluding cash provided from changes in working capital, we generated approximately $290 million of cash of which we have reinvested over $150 million back into the company for growth and debt reduction. At the end of the year, net debt to total capitalization was 27 percent after adjusting for $58 million of cash on hand," stated Andras.

         "I am particularly pleased in our financial performance despite the challenges brought by the unprecedented level of natural gas prices during the fourth quarter that has extended into January. As the result of these prices, we have seen a reduction in NGL volumes produced at natural gas processing plants and serviced by our pipeline and fractionation facilities. This has resulted in regional supply imbalances of NGLs. Our integrated NGL system has provided us opportunities to service this marketplace which has helped to thus far reduce the negative effect of higher natural gas prices," stated Andras.

         For the full-year, total revenues exceeded $3.0 billion, a 128 percent increase from $1.3 billion in 1999. Revenues for the fourth quarter of 2000 increased 73 percent to $993.5 million from $575.1 million for the fourth quarter of 1999. Gross margin for the full-year of 2000 increased 79 percent to $320.6 compared to $179.2 million in 1999. For the fourth quarter, gross operating margin increased 15 percent to $83.1 million versus $72.3 million during the same period in 1999.

         Fractionation - For the fourth quarter of 2000, Fractionation gross operating margin was $32.9 million compared to $31.5 million in 1999. NGL fractionation volumes for the current quarter were 207,000 barrels per day ("BPD") versus 206,000 BPD last year. Net propylene fractionation volumes were level at 31,000 BPD as customers elected to reduce production to reduce inventory levels at year-end. Butane isomerization volumes decreased to 64,000 BPD from 76,000 BPD in the prior year due to seasonal fluctuations in the demand for octane enhancement in motor gasoline.

         Pipelines - Pipelines' gross margin in the current quarter increased 10 percent to $17.0 million from $15.4 million in the fourth quarter of 1999. The margin improvement was due to a 17 percent increase in net pipeline throughput to 374,000 BPD from 319,000 BPD in the same period of 1999. The increases in margin and volume are due to volumes associated with the Lou-Tex Propylene and the Lou-Tex NGL pipelines.

         Processing - For the fourth quarter of 2000, Processing generated gross operating margin of $35.1 million compared to $21.8 million in 1999. The Processing segment includes Enterprise's natural gas processing business and its related merchant activities. Enterprise's equity NGL production was 72,000 BPD for the current quarter versus 68,000 BPD last year.

         Today, Enterprise will host a conference call that will further discuss fourth quarter earnings. The call will be broadcast live over the Internet at 10:00 a.m. EST. at http://www.epplp.com. To access the webcast, participants should visit the "Presentation" section, which is accessed through the "Investor Information" button on the home page of the website, at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software.

         Several adjustments to net income are required to calculate cash flow. These adjustments include the addition of (1) non-cash expenses such as depreciation and amortization expense; (2) lease expenses for which the partnership does not have the payment obligation; (3) principal payments on notes receivable held by the company; (4) actual cash distributions from unconsolidated affiliates as compared to book earnings, and (5) other miscellaneous adjustments, less maintenance capital expenditures.

         Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses and gain or loss on sale of assets. Enterprise's equity earnings from unconsolidated affiliates are included in gross margin.

         Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $3.0 billion. Enterprise is a leading integrated provider of processing, fractionation, storage, transportation and terminalling services to producers and consumers of natural gas liquids ("NGLs") and other liquid hydrocarbons. The Company's assets are geographically focused on the United States' Gulf Coast, which accounts for approximately 55 percent of domestic NGL production and 75 percent of domestic NGL demand.

         This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 based on the beliefs of the company, as well as assumptions made by, and information currently available to, management. Although Enterprise believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Please refer to the Company's latest filings with the Securities and Exchange Commission for a list of factors that may cause actual results to differ materially from those in the forward-looking statements contained in this press release.

     Contact: Randy Fowler, Treasurer, Enterprise Products Partners L.P. (713) 880-6694, www.epplp.com -------------

Enterprise Products Partners L.P.
Statement of Consolidated Operations - UNAUDITED
For the Three Months and Twelve Months Ended December 31, 2000 and 1999 ($ in 000s, except per unit amounts)

                                                             For the three months ended            For the twelve months ended
                                                         ------------------------------------  ------------------------------------
                                                           December 31,       December 31,       December 31,       December 31,
                                                               2000               1999               2000               1999
                                                         -----------------  -----------------  -----------------  -----------------
Revenue
     Revenue from consolidated operations                       $ 992,713          $ 569,186         $3,049,020         $1,332,979
     Equity in income of unconsolidated affiliates                    829              5,886             24,119             13,477
                                                         -----------------  -----------------  -----------------  -----------------
     Total Revenue                                                993,542            575,072          3,073,139          1,346,456
Costs and Expenses:
     Operating costs and expenses                                 922,827            512,628          2,801,060          1,201,605
     Selling, general and administrative                            8,325              3,300             28,345             12,500
                                                         -----------------  -----------------  -----------------  -----------------
     Total Costs and Expenses                                     931,152            515,928          2,829,405          1,214,105
                                                         -----------------  -----------------  -----------------  -----------------
Operating Income                                                   62,390             59,144            243,734            132,351
Other Income (Expense):
     Interest expense                                              (9,999)            (7,532)           (33,329)           (16,439)
     Interest income from unconsolidated affiliates                 1,605                571              1,787              1,667
     Dividend income from unconsolidated affiliates                   855              3,435              7,091              3,435
     Interest income - other                                          725               (228)             3,748                886
     Other, net                                                       224               (496)              (272)              (379)
                                                         -----------------  -----------------  -----------------  -----------------
     Total Other Income (Expense)                                  (6,590)            (4,250)           (20,975)           (10,830)
                                                         -----------------  -----------------  -----------------  -----------------
Income before minority interest                                    55,800             54,894            222,759            121,521
Minority interest                                                    (564)              (554)            (2,253)            (1,226)
                                                         -----------------  -----------------  -----------------  -----------------
Net income                                                      $  55,236          $  54,340         $  220,506         $  120,295
                                                         =================  =================  =================  =================
Allocation of Net Income to:
     Limited partners                                           $  54,486          $  53,797         $  217,909         $  119,092
                                                         =================  =================  =================  =================
     General partner                                            $     750          $     543         $    2,597         $    1,203
                                                         =================  =================  =================  =================

Per Unit data (Fully Diluted):
Net income per Common, Subordinated
     & Special Units                                            $    0.65          $    0.66         $     2.64         $     1.64
                                                         =================  =================  =================  =================
Average LP Common, Subordinated  & Special
     Units Outstanding (000s)                                    84,174.3           81,195.6           82,443.6           72,788.5

Other Financial data:
     Depreciation and Amortization                              $  13,064          $   8,035         $   41,016         $   25,315
     Leases paid by EPCO                                        $   2,660          $   2,580         $   10,644         $   10,557
     Collection of notes receivable
        from unconsolidated affiliates                          $      -           $   3,260         $    6,519         $   19,979
     Distributions received from
        unconsolidated affiliates                               $  11,270          $   1,401         $   37,267         $    6,008
     Maintenance capital expenditures                           $   1,219          $     774         $    3,546         $    2,440
     Total Capital Expenditures                                 $  43,916          $  10,631         $  244,073         $   21,234
     Investments in and advances to (from)
        unconsolidated affiliates                               $  29,188          $   3,427         $   31,495         $   61,887
     Inventory balance at end of period                         $  93,222          $  39,907         $   93,222         $   39,907
     Total Debt balance at end of period                        $ 404,000          $ 295,000         $  404,000         $  295,000

Enterprise Products Partners L.P.
Operating Data - UNAUDITED
For the Three Months and Twelve Months Ended December 31, 2000 and 1999

                                                           For the three months ended            For the twelve months ended
                                                        ----------------------------------     ---------------------------------
                                                          December 31,     December 31,          December 31,    December 31,
                                                              2000             1999                  2000            1999
                                                        ----------------------------------     ---------------------------------
Gross Operating Margin by Segment ($000s):
     Fractionation                                            $   32,944       $   31,469           $   129,376     $   110,424
     Pipeline                                                     16,980           15,359                56,099          31,195
     Processing                                                   35,117           21,808               122,240          28,485
     Octane Enhancement                                           (2,595)           3,427                10,407           8,183
     Other                                                           638              257                 2,493             908
                                                        ----------------------------------     ---------------------------------
Total Gross Operating Margin                                  $   83,084       $   72,320           $   320,615     $   179,195
     Depreciation and amortization                                 9,715            7,296                35,622          23,664
     Retained Lease Expense, net                                   2,660            2,580                10,644          10,557
     (Gain) loss on sale of assets                                    (6)               -                 2,270             123
     General and Administrative Expense                            8,325            3,300                28,345          12,500
                                                        ----------------------------------     ---------------------------------
Operating Income                                              $   62,390       $   59,144           $   243,734     $   132,351
                                                        ==================================     =================================

Operating Data (000s of barrels/day, Net):
     Equity NGL Production                                            72               68                    72              67
     NGL Fractionation                                               207              206                   213             184
     Isomerization                                                    64               76                    74              74
     Propylene Fractionation                                          31               31                    33              28
     Octane Enhancement                                                4                5                     5               5
     Major Pipelines                                                 374              319                   367             264

Average Commodity Prices:
-------------------------
     Henry Hub Natural Gas ($/MMBtu)                          $     6.44       $     2.43           $      4.31     $      2.26
     Gulf Coast Crude Oil ($/barrel)                          $    31.92       $    24.56           $     30.32     $     19.29
     Mont Belvieu Natural Gas Liquids ($/gallon)              $     0.61       $     0.41           $      0.53     $      0.31